Exhibit 99.1


   Sierra Bancorp First Quarter 2004 Earnings Increase 27% to $3.15 Million;
           Margin Expansion, 20% Loan Growth and Strong Asset Quality
                          Contribute to Record Quarter

    PORTERVILLE, Calif.--(BUSINESS WIRE)--April 19, 2004--Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra, today announced it generated record first quarter 2004 profits fueled by rising revenues, strong loan and deposit growth and margin expansion. Net income in the first quarter increased 27% to $3.15 million, or $0.31 per diluted share, compared to $2.47 million, or $0.25 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 20.7% in the first quarter compared to 18.8% in the same quarter last year. Its return on average assets was 1.58% in the first quarter of 2004 compared to 1.46% for the same quarter the previous year.

    I'm a great believer in luck, and I find the harder I work the more I have of it.
    Thomas Jefferson (1743 - 1826), www.quotablequotes.net

    "With a great deal of hard work from our team members, we had an outstanding launch for 2004," said James C. Holly, President and CEO. "By any measure, first quarter results were excellent, from growth in loans and deposits, to margin expansion, efficiency gains and improved asset quality."

    First Quarter Highlights (First quarter ended 3/31/04 compared to first quarter ended 3/31/03)

    --  Net interest income increased 26% to $10.3 million

    --  Net interest margin increased to 5.97% from 5.66%

    --  Revenues increased 24% to $13.0 million

    --  Pre-tax income rose 40% to $4.5 million

    --  Non-performing loans decreased to 0.41% of total loans from
        1.38%

    --  Net charge offs were only 0.05% of average loans

    --  Net loans and leases increased 19.6% to $603 million

    --  Demand deposits increased 17.6%

    Operating Results

    Revenues (net interest income before provision for loan losses plus non-interest income) grew 24% to $13.0 million in the first quarter compared to $10.4 million in the same quarter of the prior year. The company's net interest margin for the first quarter was 5.97% (tax equivalent), up 31 basis points compared to the first quarter of 2003. "Almost 35% of the growth in average earning assets was funded by an increase in average non-interest bearing deposits, thus boosting our net interest margin. Furthermore, an interest recovery on a non-accruing loan that paid off in March added approximately 10 basis points to our margin in the first quarter of 2004," explained Ken Taylor, CFO.
    Net interest income in the first quarter of 2004 grew 26% to $10.3 million compared to $8.2 million in the first quarter of 2003. To ensure reserves keep up with loan growth, the loan loss provision increased to $900,000 from $400,000 in the first quarter a year ago. First quarter net interest income after loan loss provision increased 21% to $9.4 million from $7.8 million in the first quarter a year ago. Non-interest income increased 18.4% to $2.6 million in the quarter compared to $2.2 million in the first quarter a year ago. "Though we recorded gains in most operating income categories, our branch expansion and strong organic growth in the central valley were the primary reasons behind this increase in non-interest income. Growth in the number of deposit accounts led to an 8% increase in service charges, combined loan sale and servicing income was up 36%, and rental income from operating leases is starting to pick up," said Holly.
    While salaries and benefits increased only 4%, total operating (non-interest) expense increased 11% in the first quarter of 2004 to $7.5 million from $6.8 million in the first quarter of 2003. Occupancy expense increased 18% due to costs associated with a new branch opened in Fresno last year and another slated to open this summer, as well as the depreciation of new equipment purchased in connection with the company's core processing conversion and equipment leased to customers under operating leases. The company's efficiency ratio (tax-equivalent) improved 630 basis points to 56.8% in the first quarter of 2004 from 63.1% in the first quarter a year ago. "Investments in new technology continue to generate efficiency improvements, and our new branch is contributing to profitability, as well," Taylor commented. Pretax income increased 40% to $4.5 million in the first quarter compared to $3.2 million in the first quarter a year ago." The tax provision for the first quarter of 2003 factored in benefits from the Bank's REIT, although effective as of year-end 2003 the company has not been accruing for any REIT-related tax benefits."

    Balance Sheet Growth (at March 31, 2004)

    Assets increased 19% to $823 million from $692 million a year ago. Net loans grew 20% to $603 million from $504 million at the end of the first quarter of 2003. Real estate loans, comprised primarily of loans secured by commercial properties, remain the most robust segment of the loan portfolio, growing 28% to $445 million and accounting for 73% of gross loans. Commercial and industrial loans grew 3% from year ago levels and account for 14% of the total loan portfolio.
    Non-performing assets improved significantly, dropping 36% to $5.6 million, or 0.68% of total assets, compared to $8.6 million, or 1.25% a year ago. At quarter-end, the allowance for loan losses stood at $7.3 million, or 1.19% of total loans compared to $5.9 million, or 1.16% of total loans a year ago. The percent of net charge-offs to average loans was 0.05% in the first quarter of 2004 compared to 0.08% in the first quarter a year ago. Non accrual loans dropped almost $3 million from a year ago, more than offsetting the $1.4 million rise in Other Real Estate Owned at the end of the quarter. Over $2 million of the total OREO balance is due to land, buildings and equipment from a single loan relationship that was foreclosed on in the fourth quarter of 2003. Management has had several inquiries on the property, and is optimistic that the fair market value is sufficient to ensure a full recovery. "As we worked through several of the nonperforming assets in the portfolio and conditions more conducive to the sale of foreclosed properties and resolution of problem credits developed, we have seen strong improvement in asset quality," said Taylor.
    Deposits grew 16% to $694 million, with demand deposits up 18%, NOW and savings balances up 18%, and time deposits up 22%. Non-interest bearing deposits as a percent of total deposits improved to 29% from 28% a year ago. Shareholder equity increased 15% to $62.9 million, or $6.70 per share, compared to $54.9 million, or $5.93 per share at March 31, 2003.

    About Sierra Bancorp

    Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates seventeen branch offices, as well as two agricultural credit centers and a bank card center. In 2003, US Banker magazine ranked Sierra Bancorp as the nation's 24th best performing bank over the past three years based on its three-year return on equity. More information about Bank of the Sierra is available on the Bank's web site, www.bankofthesierra.com.

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties the health of the national and California economies, the Company's ability to attract and retain skilled employee, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies there from, success of branch expansion, changes in interest rates, loan portfolio performance, the Company's ability to secure buyers for foreclosed properties, and other factors detailed in the Company's SEC filings.




CONSOLIDATED INCOME STATEMENT               3-Month Period Ended:
(in $000's, unaudited)                3/31/2004   3/31/2003   % Change
                                     ----------- ----------- ---------
Interest Income                     $    11,952  $   10,138      17.9%
Interest Expense                          1,609       1,934     -16.8%
                                     -----------  ----------
     Net Interest Income                 10,343       8,204      26.1%
Provision for Loan & Lease Losses           900         400     125.0%
                                     -----------  ----------
    Net Int after Loan Loss Prov          9,443       7,804      21.0%

Service Charges                           1,452       1,341       8.3%
Loan Sale & Servicing Income                163         120      35.8%
Other Non-Interest Income                   988         779      26.8%
Gain (Loss) on Investments                    5         (37)   -113.5%
                                     -----------  ----------
    Total Non-Interest Income             2,608       2,203      18.4%

Salaries & Benefits                       3,708       3,561       4.1%
Occupancy Expense                         1,396       1,182      18.1%
Other Non-Interest Expenses               2,430       2,037      19.3%
                                     -----------  ----------
    Total Non-Interest Expense            7,534       6,780      11.1%
    Income Before Taxes                   4,517       3,227      40.0%
Provision for Income Taxes                1,371         756      81.3%
                                     -----------  ----------
     Net Income                     $     3,146  $    2,471      27.3%
                                     ===========  ==========
TAX DATA
Tax-Exempt Muni Income              $       342  $      423     -19.1%
Tax-Exempt BOLI Income              $       261  $      228      14.5%
Interest Income - Fully Tax Equiv   $    12,128  $   10,356      17.1%
NET CHARGE-OFFS                     $       315  $      407     -22.6%
----------------------------------------------------------------------
PER SHARE DATA                              3-Month Period Ended:
(unaudited)                           3/31/2004   3/31/2003   % Change
                                    -----------  ----------- ---------
Basic Earnings per Share            $      0.34  $     0.27      25.9%
Diluted Earnings per Share          $      0.31  $     0.25      24.0%
Common Dividends                    $      0.09  $     0.08      12.5%
Book Value per Basic Share (EOP)    $      6.70  $     5.93      13.0%
Tangible Book Value per Share (EOP) $      6.11  $     5.33      14.6%
Common Shares Outstndg. (EOP)         9,383,668   9,260,187
Wtd. Avg. Shares Outstanding          9,353,761   9,253,137
Wtd. Avg. Diluted Shares             10,081,680   9,866,569
----------------------------------------------------------------------
 KEY FINANCIAL RATIOS                  3-Month Period Ended:
(unaudited)                            3/31/2004   3/31/2003
                                       ----------- -----------
Return on Average Equity                  20.66%      18.76%
Return on Average Assets                   1.58%       1.46%
Net Interest Margin (Tax-Equiv.)           5.97%       5.66%
Efficiency Ratio (Tax-Equiv.)             56.81%      63.11%
Net Charge-Offs to Avg Loans               0.05%       0.08%
----------------------------------------------------------------------
AVERAGE BALANCES                            3-Month Period Ended:
(in $000's, unaudited)                3/31/2004   3/31/2003   % Change
                                    -----------  ----------- ---------
Average Assets                      $   800,146  $  685,528      16.7%
Average Earning Assets              $   708,610  $  602,941      17.5%
Average Gross Loans & Leases        $   614,540  $  507,934      21.0%
Average Deposits                    $   684,305  $  592,104      15.6%
Average Equity                      $    61,254  $   53,412      14.7%
----------------------------------------------------------------------


STATEMENT OF CONDITION
(in $000's, unaudited)                 End of Period:           Annual
                             3/31/2004   12/31/2003   3/31/2003   Chg
                            ----------- -----------  ---------- ------
ASSETS
Cash and Due from Banks     $   41,363  $    53,042  $   43,230  -4.3%
Securities and Fed Funds
 Sold                          115,067       86,560      89,219  29.0%

Agricultural                    12,026       13,693       9,830  22.3%
Commercial & Industrial         84,261       92,248      81,672   3.2%
Real Estate                    445,161      431,231     348,918  27.6%
SBA Loans                       20,958       21,964      21,184  -1.1%
Consumer Loans                  39,455       41,106      39,392   0.2%
Credit Card Balances            10,254       10,439      10,432  -1.7%
                             ----------  -----------  ----------
    Gross Loans & Leases       612,115      610,681     511,428  19.7%
Deferred Loan & Lease Fees      (1,754)      (1,716)     (1,192) 47.1%
                             ----------  -----------  ----------
    Loans & Leases Net of
     Deferred Fees             610,361      608,965     510,236  19.6%
Allowance for Loan & Lease
 Losses                         (7,286)      (6,701)     (5,931) 22.8%
                             ----------  -----------  ----------
    Net Loans & Leases         603,075      602,264     504,305  19.6%

Bank Premises & Equipment       19,112       18,291      17,272  10.7%

Other Assets                    44,588       41,517      37,488  18.9%
                             ----------  -----------  ----------
     Total Assets           $  823,205  $   801,674  $  691,514  19.0%
                             ==========  ===========  ==========

LIABILITIES & CAPITAL
Demand Deposits             $  197,894  $   196,392  $  168,338  17.6%
NOW / Savings Deposits         109,959      105,690      93,434  17.7%
Money Market Deposits          129,213      130,803     128,324   0.7%
Time Certificates of
 Deposit                       256,841      251,592     209,871  22.4%
                             ----------  -----------  ----------
    Total Deposits             693,907      684,477     599,967  15.7%

Subordinated Debentures         30,928       15,464      15,464 100.0%
Other Interest-Bearing
 Liabilities                    26,609       33,262      15,383  73.0%
                             ----------  -----------  ----------
    Total Deposits & Int.-
     Bearing Liab.             751,444      733,203     630,814  19.1%

Other Liabilities                8,888        8,495       5,802  53.2%
Total Capital                   62,873       59,976      54,898  14.5%
                             ----------  -----------  ----------
    Total Liabilities &
     Capital                $  823,205  $   801,674  $  691,514  19.0%
-----------------------------==========--===========--==========------



CREDIT QUALITY DATA
(in $000's, unaudited)                End of Period:            Annual
                            3/31/2004   12/31/2003   3/31/2003    Chg
                           ----------- -----------  ----------  ------
Non-Accruing Loans         $    2,523  $     6,477  $    5,569  -54.7%
Over 90 Days PD and Still
 Accruing                           -          206       1,476 -100.0%
Other Real Estate Owned         3,041        2,784       1,594   90.8%
                            ----------  -----------  ----------
    Total Non-Performing
     Assets                $    5,564  $     9,467  $    8,639  -35.6%
                            ==========  ===========  ==========

Non-Perf Loans to Total
 Loans                           0.41%        1.09%       1.38%
Non-Perf Assets to Total
 Assets                          0.68%        1.18%       1.25%
Allowance for Ln Losses to
 Loans                           1.19%        1.10%       1.16%
----------------------------------------------------------------------

OTHER PERIOD-END STATISTICS                   End of Period:
(unaudited)                          3/31/2004  12/31/2003  3/31/2003
                                   ----------- ----------- ----------
Shareholders Equity / Total Assets         7.6%        7.5%       7.9%
Loans / Deposits                          88.2%       89.2%      85.2%
Non-Int. Bearing Dep. / Total Dep.        28.5%       28.7%      28.1%
----------------------------------------------------------------------


    CONTACT: Sierra Bancorp
             Ken Taylor, 559-782-4900
             or
             888-454-BANK
             or
             www.sierrabancorp.com